Quarterly Flash

CSX CORPORATION

CSX REPORTS FIRST-QUARTER EARNINGS

JACKSONVILLE, Fla., April 30, 2003—CSX Corporation (NYSE: CSX) today reported first quarter net earnings of $99 million, or 46 cents per share, versus $25 million, or 12 cents per share, a year ago. Both quarters include the cumulative effect of a non-cash accounting change. In the 2003 quarter, earnings increased by an after-tax credit of $57 million, 26 cents per share, because of the adoption of Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” In the previous year’s first quarter, earnings were reduced by an after-tax charge of $43 million, 20 cents per share, due to the adoption of SFAS 142, “Goodwill and Other Intangible Assets.”

Before the cumulative effects of these accounting changes, 2003 first quarter earnings were 20 cents per share compared to 32 cents per share in the 2002 first quarter. The 2002 results included a significant real estate transaction that was worth 11 cents per share.

Operating income at Surface Transportation, which includes CSX’s rail and intermodal units, was $169 million compared to $194 million in the first quarter of 2002 despite strong revenue growth. This was due primarily to increased costs associated with sharp spikes in fuel prices and operating expenses from extraordinarily harsh winter weather.

“In a fairly stagnant economy, we were able to post solid revenue gains in the merchandise and intermodal segments, reflecting favorable mix and continued success in our pricing program and our efforts to convert truck traffic to rail. We are excited by these revenue gains and the increased confidence that customers are placing in us,” said Michael J. Ward, CSX chairman and chief executive officer.

“We were, however, challenged on the cost side. Fuel expenses were up $54 million year-over-year and the severe winter weather affected the fluidity of the network negatively and caused significant labor and equipment expense increases.

“Our service measurements are now moving in the right direction,” Ward added. “I am optimistic that the fluidity of our network will be restored and that the first quarter hurdles are largely behind us. We have numerous productivity initiatives underway to reduce costs throughout this year and beyond. At the same time, we will continue to enhance our service and provide better products to our customers, keeping revenue initiatives as vibrant as they were in this past quarter.”

On a consolidated basis, revenues were $2.02 billion versus $1.96 billion a year ago with operating income of $177 million compared to $212 million in first quarter of 2002. Operating income at the Company’s international terminal business was $15 million, $4 million above 2002. First quarter consolidated operating income also included executive retirement expenses of $16 million.

On February 27, CSX completed the conveyance of its domestic shipping unit, CSX Lines, to the Carlyle Group. The pretax gain of $127 million will be recognized over 12 years which equals the duration of CSX’s vessel subleases to the venture.

CSX Corporation, based in Jacksonville, Fla., owns the largest rail network in the eastern United States. CSX Transportation Inc. and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries. More information is available at the company’s website, www.csx.com.

This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

CSX CORPORATION

500 Water Street

15th Floor, C900

Jacksonville, FL 32202

http://www.csx.com

Contacts:

Adam Hollingsworth

Fredrik Eliasson

(904) 359-3305

The accompanying unaudited financial information should be read in conjunction with the Company’s 2002 Annual Report on Form 10-K and any Current Reports on Form 8-K.

CSX Corporation and Subsidiaries                                                                                                                                  Quarterly Flash

CONSOLIDATED INCOME STATEMENTS

(Dollars in Millions, Except Per Share Amounts)

	(Unaudited) Quarters Ended
	Mar. 28, 2003	Mar. 29, 2002
Revenue and Expense
Operating Revenue	$2,016	$1,964
Operating Expense	1,839	1,752

Operating Income	177	212
Other (Expense) Income	(10)	9
Interest Expense	103	114

Earnings
Earnings Before Income Taxes and Cumulative Effect of Accounting Change	64	107
Income Tax Expense	22	39

Earnings Before Cumulative Effect of Accounting Change	42	68
Cumulative Effect of Accounting Change – Net of Tax	57	(43)

Net Earnings	$99	$25

Per Common Share
Earnings Per Share, Assuming Dilution:
Before Cumulative Effect of Accounting Change	$0.20	$0.32
Cumulative Effect of Accounting Change	0.26	(0.20)

Net Earnings	$0.46	$0.12

Average Diluted Common Shares Outstanding (Thousands)	214,164	213,190

Cash Dividends Paid Per Common Share	$0.10	$0.10

Notes to Consolidated Financial Statements

(1)	In 2001, Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued. This statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued cross tie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in the first quarter of 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings. On an ongoing basis, depreciation expense will be reduced, while labor and fringe and materials, supplies and other expense will be increased.

(2)	On February 27, 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs, and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). Horizon has subleased equipment from CSX covering CSX’s primary financial obligations related to $319 million of vessel and equipment leases under which CSX will remain a lessee. A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sub-lease term. Less than $1 million of this gain was recognized in the first quarter. The $60 million of securities have a term of 7 years and a preferred return feature. CSX will account for the investment under the cost method.

(3)	In 2001, SFAS 142, “Goodwill and Other Intangible Assets,” was issued. Under the provisions of SFAS 142, goodwill and other indefinite lived intangible assets are no longer amortized but are reviewed for impairment on a periodic basis. The Company adopted this standard in the first quarter of 2002 and incurred a pretax charge of $83 million, $43 million after tax and consideration of minority interest, 20 cents per share, as a cumulative effect of an accounting change, which represents the difference between book value and the fair value of indefinite lived intangible assets. These indefinite lived intangible assets are permits and licenses that the Company holds relating to a proposed pipeline to transfer natural gas from Alaska’s north slope to the port in Valdez, Alaska. The fair value was determined using a discount method of projected future cash flows relating to these assets. The carrying value of these assets is now approximately $3 million. The adoption of SFAS 142 did not have a material effect on prior reporting periods and it does not have a material effect on future earnings.

CONSOLIDATED CASH FLOW STATEMENTS

(Dollars in Millions)

	(Unaudited) Quarters Ended
	Mar. 28, 2003	Mar. 29, 2002
Operating Activities
Net Earnings	$99	$25
Adjustments to Reconcile Net Earnings to Net Cash Provided:
Depreciation	160	155
Deferred Income Taxes	18	20
Cumulative Effect of Accounting Change—Net of Tax	(57)	43
Other Operating Activities	22	5
Changes in Current Operating Assets and Liabilities:
Accounts Receivable	(73)	34
Other Current Assets	(31)	(43)
Accounts Payable	51	(26)
Other Current Liabilities	(145)	(53)

Net Cash Provided by Operating Activities	44	160

Investing Activities
Property Additions	(150)	(162)
Short-term Investments—Net	(1)	(158)
Net Proceeds from Divestitures	214	—
Other Investing Activities	(32)	(11)

Net Cash Provided (Used) by Investing Activities	31	(331)

Financing Activities
Short-term Debt—Net	12	—
Long-term Debt Issued	67	450
Long-term Debt Repaid	(95)	(267)
Dividends Paid	(21)	(21)
Other Financing Activities	(6)	12

Net Cash (Used) Provided by Financing Activities	(43)	174

Cash, Cash Equivalents and Short-term Investments
Net Increase in Cash and Cash Equivalents	32	3
Cash and Cash Equivalents at Beginning of Period	127	137

Cash and Cash Equivalents at End of Period	159	140
Short-Term Investments at End of Period	135	641

Cash, Cash Equivalents and Short-term Investments at End of Period	$294	$781

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	(Unaudited) Mar. 28, 2003	Dec. 27, 2002
Assets
Current Assets
Cash, Cash Equivalents and Short-term Investments	$294	$264
Accounts Receivable—Net	847	799
Materials and Supplies	187	180
Deferred Income Taxes	130	128
Other Current Assets	164	155
Domestic Container Assets Held for Disposition	—	263

Total Current Assets	1,622	1,789
Properties—Net	13,351	13,286
Investment in Conrail	4,655	4,653
Affiliates and Other Companies	467	381
Other Long-term Assets	864	842

Total Assets	$20,959	$20,951

Liabilities
Current Liabilities
Accounts Payable	$839	$802
Labor and Fringe Benefits Payable	392	457
Casualty, Environmental and Other Reserves	254	246
Current Maturities of Long-term Debt	362	391
Short-term Debt	155	143
Income and Other Taxes Payable	99	144
Other Current Liabilities	141	167
Domestic Container Liabilities Held for Disposition	—	104

Total Current Liabilities	2,242	2,454
Casualty, Environmental and Other Reserves	590	604
Long-term Debt	6,527	6,519
Deferred Income Taxes	3,630	3,567
Other Long-term Liabilities	1,647	1,566

Total Liabilities	14,636	14,710

Shareholders’ Equity
Common Stock, $1 Par Value	216	215
Other Capital	1,549	1,547
Retained Earnings	4,875	4,797
Accumulated Other Comprehensive Loss	(317)	(318)

Total Shareholders’ Equity	6,323	6,241

Total Liabilities and Shareholders’ Equity	$20,959	$20,951

CSX Corporation and Subsidiaries	Quarterly Flash

BUSINESS SEGMENTS (Unaudited)(1)

Quarters Ended Mar. 28, 2003, and Mar. 29, 2002

(Dollars in Millions)

	Rail		Intermodal		Surface Transportation		International Terminals		Eliminations/ Other(2)		Total
	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Operating Revenue	$1,531	$1,486	$302	$262	$1,833	$1,748	$56	$58	$127	$158	$2,016	$1,964
Operating Expense
Labor and Fringe	648	640	19	17	667	657	13	16	59	57	739	730
Materials, Supplies and Other	339	324	49	41	388	365	19	22	47	51	454	438
Conrail	86	87	—	—	86	87	—	—	—	—	86	87
Building and Equipment Rent	107	102	31	31	138	133	2	2	6	13	146	148
Inland Transportation	(99)	(86)	173	149	74	63	2	2	16	21	92	86
Depreciation	145	138	8	7	153	145	2	2	2	5	157	152
Fuel	158	104	—	—	158	104	—	—	15	12	173	116
Miscellaneous	—	—	—	—	—	—	3	3	(11)	(8)	(8)	(5)

Total Operating Expense	1,384	1,309	280	245	1,664	$1,554	41	47	134	151	1,839	1,752

Operating Income	$147	$177	$22	17	$169	$194	$15	$11	$(7)	$7	$177	$212

Operating Ratio	90.4%	88.1%	92.7%	93.5%	90.8%	88.9%	73.2%	81.0%

(1) Prior periods have been reclassified to conform to the current presentation.		Operating Income
(2) Eliminations/Other consists of the following:		2003	2002
(a)	expenses related to the retirement of John Snow, the Company’s former Chairman and Chief Executive Officer	(16)	—
(b)	the reclassification of International Terminals minority interest expense	10	8
(c)	the operations of CSX Lines through Feb. 27, 2003, when it was conveyed to a new entity, and gain amortization on the conveyance	2	1
(d)	other items	(3)	(2)

	Total	(7)	7

SURFACE TRANSPORTATION TRAFFIC AND REVENUE(1)

Loads (Thousands); Revenue (Dollars in Millions)

	First Quarter Loads			First Quarter Revenue
	2003	2002	% Change	2003	2002	% Change
Merchandise
Phosphates and Fertilizers	117	119	(2)%	$87	$89	(2)%
Metals	88	77	14	110	98	12
Forest and Industrial Products	148	144	3	195	189	3
Agricultural and Food	114	115	(1)	167	166	1
Chemicals	138	135	2	251	238	5
Emerging Markets	101	93	9	112	88	27

	706	683	3	922	868	6
Automotive	131	129	2	208	200	4
Coal, Coke and Iron Ore
Coal	373	393	(5)	370	381	(3)
Coke and Iron Ore	12	12	—	13	16	(19)

	385	405	(5)	383	397	(4)
Other	—	—	—	18	21	(14)

Total Rail	1,222	1,217	—	1,531	1,486	3

Intermodal
Domestic	247	220	12	183	152	20
International	279	261	7	113	110	3
Other	—	—	—	6	—	NM

Total Intermodal	526	481	9	302	262	15

Total Surface Transportation	1,748	1,698	3%	$1,833	$1,748	5%

(1)	Certain prior period traffic has been reclassified to conform to the current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS

Surface Transportation revenue increased $85 million or 5 percent from last year’s first quarter. Operating expenses increased $110 million compared to the first quarter of 2002. This increase was primarily due to higher fuel prices, operational inefficiencies due to severe winter weather during 2003 and increased personal injury claims. Expenses were offset by $13 million of fuel surcharges billed to customers.

REVENUE

Merchandise

Merchandise revenues in the first quarter were up 6 percent on a 3 percent volume growth. All markets, except phosphates and fertilizers, showed year-over-year improvements.

•	Phosphates and Fertilizers – Weakness in phosphate rock, driven by customer production, along with declines in sulfur, and phosphoric acid were partially offset by increased nitrogen shipments, port and domestic phosphates.
•	Metals – Strong export market for sheet, growth in semi-finished steel, and improving scrap market for several key customers drove the favorable variance. Market strength is sustainable with continued modal conversions and focus on product development and warehouse alignment.
•	Forest and Industrial Products – Strength in printing paper, pulp board, and woodchip demand offset a weak building product market in the Eastern U.S. that was affected by extreme weather and slowed construction.
•	Agricultural and Food – CSX is benefiting from 2002 drought conditions as Western grain is moving east. Negative sourcing shifts in sweeteners and export markets remains weak. Feed grain and beans expected to show strength.
•	Chemicals – Positive performance in textile chemicals; liquid petroleum gas movements up significantly due to weather-related demand; plastics experienced a surge in traffic due primarily to inventory replenishment. Continued positive performance will be dependent on the overall chemical market growth.
•	Emerging Markets – Surging demand for military shipments drove the highly positive year-over-year performance. Waste movements, including municipal, construction, and industrial segments continue to grow.

Automotive

Automotive revenues grew $8 million or 4 percent over the prior year quarter. Growth was driven by increased vehicle production while extended linehauls resulted in yield improvements. Light truck and remarketed vehicles revenues are up year over year due to shifts to sports utility and crossover vehicles and aggressive manufacturer incentives.

Coal, Coke and Iron Ore

Abnormally harsh winter weather adversely affected lake loadings, as lakes were frozen and, therefore, inaccessible. Additionally, weakness in exports continued due to the reduced competitive standing of United States coal in the international market. These two factors more than offset the strength in utility coal shipments that occurred in the latter part of the quarter.

Intermodal

•	Domestic – Significant strength in transcontinental domestic container traffic continued. This, combined with the growth in imports being transloaded into domestic equipment, pushed the domestic revenue up to double-digit growth. Revenue per unit improved due to increased length of haul, a favorable pricing environment, and growth in higher priced door-to-door traffic.

•	International – In spite of continued diversion of the Pacific Rim traffic to East Coast ports, International still enjoyed a 7 percent volume growth. The shorter line hauls from the East Coast ports and empty equipment repositioning resulted in lower yields.

EXPENSE

Labor and Fringe expenses were up $10 million in the first quarter of 2003 versus prior year. The Company experienced higher crew costs during the first quarter of 2003 due to inflation, higher volumes and costs related to the slowdown of the network caused by weather issues during the quarter. Expenses were also affected, upon the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” by the inclusion of approximately $2 million of costs relating to the removal of retired crossties from the system that were previously provided for through depreciation expense.

Materials, Supplies and Other expenses increased $23 million period over period, primarily due to increased personal injuries and derailments and other costs relating to the weather in the first quarter of 2003. Expenses were also affected, upon the adoption of SFAS 143 by the inclusion of approximately $2 million of costs relating to the removal of retired crossties from the system that were previously provided for through depreciation expense. Increased volumes at CSX Intermodal also affected this cost category this quarter.

Conrail Operating Fees, Rents and Services were relatively flat, decreasing $1 million to $86 million in 2003.

Building and Equipment Rent increased $5 million, primarily due to increased car hire expenses caused partially by the network slowdown relating to abnormally harsh winter weather.

Inland Transportation costs were up $11 million over the prior year due to increased volumes at CSX Intermodal.

Depreciation expense increased $8 million—net primarily due to asset additions. Reductions in depreciation expense relating to the discontinuation of accruals for the removal of crossties upon the adoption of SFAS 143 were offset by the impact of reductions of certain asset lives as part of a group depreciation life study.

Fuel expenses were up significantly in the first quarter of 2003 as compared to 2002. Fuel prices increased expense by $50 million, but the net impact on operating income was $37 million since $13 million of fuel surcharges were billed to customers. The remaining $4 million increase was the result of volume and efficiency issues related to the severe winter weather during the first quarter of 2003.

CSX Corporation and Subsidiaries	Quarterly Flash

RAIL OPERATING STATISTICS (1)

	First Quarter
	2003	2002	% Change
Coal
(Millions of Tons)
Domestic:
Utility	32.4	32.9	(2)%
Other	4.9	5.2	(6)

Total Domestic	37.3	38.1	(2)
Export	2.2	3.5	(37)

Total	39.5	41.6	(5)

Revenue Ton-Miles
(Billions)
Merchandise	32.8	31.2	5
Automotive	2.2	2.1	5
Coal	16.9	18.2	(7)
Intermodal	5.1	4.9	4

Total	57.0	56.4	1

Gross Ton-Miles(2)
(Billions)
Total Gross Ton-Miles	108.6	107.9	1

Safety Statistics
Personal Injury Frequency Index (Per 100 Employees)	2.10	2.08	(1)
FRA Train Accidents Frequency (Per Million Train Miles)	3.84	3.35	(15)

Inventory
Average Total Cars-On-Line	231,531	233,584	1

Velocity
Average, All Trains (Miles Per Hour)	21.3	23.0	(7)

Crews
Average Recrews (Per Day)	46	22	(109)

Yard/Terminal
Average System Dwell Time (Hours)	25.0	23.4	(7)
On—Time Originations	64%	77%	(17)
On—Time Destinations	61%	81%	(25)

Locomotives
Average Setback Hours (Per Day)	42	11	(282)%

(1)	Amounts for 2003 are estimated.
(2)	Amounts exclude locomotive gross ton-miles.

SURFACE TRANSPORTATION FUEL STATISTICS

	First Quarter
	2003	2002
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	149.9	145.6
Price Per Gallon (Dollars)	$1.0522	$0.7162
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(50)

CSX Corporation and Subsidiaries	Quarterly Flash

INTERNATIONAL TERMINALS

OPERATING RESULTS

International Terminals operating revenue decreased to $56 million for the 2003 quarter, from $58 million in the prior year quarter. This decrease was primarily a result of the discontinuance from the Transpacific trade by one of the major Hong Kong customers.

Operating expenses decreased to $41 million for the quarter, from $47 million in the prior year quarter, due to cost reduction initiatives implemented during the second half of 2002 and decreased volumes.

Operating income increased to $15 million for the quarter, from $11 million for the prior year quarter.

OPERATING STATISTICS(1)

	(Unaudited) First Quarter
	2003	2002
Gross Revenue (Dollars in Millions)	$98	$89
Gross Lifts	358,171	476,233
Average Port Productivity (Port Moves Per Crane Per Hour)	31.6	34.1

(1)	Includes all consolidated and unconsolidated subsidiaries of CSX World Terminals.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in Millions, Except Per Share Amounts) (All Per Share Amounts Assume Dilution)

	Revenue			Operating Income			Earnings Per Share
	2003	2002	2001	2003	2002	2001(1)	2003(2)	2002(3)	2001(1)
First Quarter	$2,016	$1,964	$2,025	$177	$212	$189	$.46	$.12	$.10
Second Quarter		2,073	2,057		321	265		.63	.51
Third Quarter		2,055	2,019		276	282		.60	.47
Fourth Quarter		2,060	2,009		318	221		.64	.31

Year	$2,016	$8,152	$8,110	$177	$1,127	$957		$1.99	$1.38

(1)	Fourth quarter 2001 includes a charge of $60 million pretax, $37 million after tax, 17 cents per share, for the settlement of the 1997 New Orleans tank car fire litigation.
(2)	First quarter 2003 includes a credit of $57 million after tax, 26 cents per share, as a result of a cumulative effect of an accounting change for asset retirement obligations.
(3)	First quarter 2002 includes a charge of $43 million after tax, 20 cents per share, as a result of the cumulative effect of an accounting change for indefinite lived intangible assets.

EBITDA (Unaudited)

Quarters Ended Mar. 28, 2003 and Mar. 29, 2002

(Dollars in Millions)

This computation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is presented because management believes it is a widely accepted financial indicator used by investors and analysts to evaluate companies on the basis of operating performance. This is not considered to be better information than is available in the Company’s publicly available reports filed with the Securities and Exchange Commission and does not conform with generally accepted accounting principles. CSX owns a 42 percent undivided interest in Conrail Inc., and operates over a portion of the Conrail territory under the terms of an operating agreement. Conrail loans its excess cash to its owners under loan agreements at market interest rates. The calculation of EBITDA combines CSX and Conrail financial data for analytical purposes only and is not intended to suggest that CSX has control over Conrail’s operations.

	CSX Consolidated		Conrail (42%)		Purchase Price Amortization, Eliminations and Reclassifications		Combined EBITDA
	2003	2002	2003	2002	2003	2002	2003	2002
Operating Income	$177	$212	$27	$25	$(26)	$(24)	$178	$213
Depreciation and Amortization	157	152	34	34	24	23	215	209
Other Income (Expense)(1)	(8)	9	7	7	4	4	3	20

Combined EBITDA	$326	$373	$68	$66	$2	$3	$396	$442

(1)	Other income (expense) excludes interest income and discounts on sales of accounts receivable.

CSX Corporation and Subsidiaries	Quarterly Flash

	Quarters Ended
FINANCIAL MEASURES (Unaudited)	Mar. 28, 2003	Mar. 29, 2002
Working Capital Deficit (Dollars in Millions)	$(620)	$(685)
Current Ratio	0.7	0.8
Commercial Paper—Short-term (Dollars in Millions)	$155	$—
Debt Ratio(1)	51%	52%
All-in Debt Ratio(2)	55%	57%
12-Month Rolling Return on Assets	2.1%	1.8%
12-Month Rolling Return on Equity	7.0%	6.2%

(1)	Adjusted to include 42 percent of Conrail obligations.
(2)	Adjusted to include off-balance sheet financing, leases, and 42 percent of Conrail obligations.

	Quarters Ended
OTHER INCOME (EXPENSE)(1) (Unaudited)	Mar. 28, 2003	Mar. 29, 2002
(Dollars in Millions)
Interest Income	$4	$7
Income from Real Estate and Resort Operations	1	32
Discounts on Sales of Accounts Receivable	(6)	(7)
Minority Interest	(11)	(8)
Equity Loss of Other Affiliates	—	(6)
Miscellaneous	2	(9)

Total	$(10)	$9

Gross Revenue from Real Estate and Resort Operations Included in Other Income	$35	$63

(1)	Prior periods have been reclassified to conform to current presentation.

EMPLOYEE COUNTS BY SEGMENT—ESTIMATED

	2003	2002
	Feb.	Nov.	Aug.	May	Feb.
Surface Transportation
Rail	32,447	33,271	33,912	33,878	32,953
Intermodal	1,122	1,124	1,110	1,077	1,087
Technology and Corporate	877	895	899	883	867

Total Surface Transportation	34,446	35,290	35,921	35,838	34,907

International Terminals	1,229	1,238	1,242	1,264	1,275

Other	1,229	3,265	3,489	3,253	2,734

Total	36,904	39,793	40,652	40,355	38,916